                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                    Transcontinental Realty Investors, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                    TRANSCONTINENTAL REALTY INVESTORS, INC.
                              DALLAS, TEXAS 75234

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 2, 2002

Dear Stockholder:

     You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Transcontinental Realty Investors, Inc. which will be held on Tuesday, July 2, 2002, at 11:00 a.m., at 1800 Valley View Lane, Suite 300, Dallas, Texas.

     The purposes of the Annual Meeting are:

     (1) to elect four Directors; and

     (2) to transact any other business that may properly come before the meeting.

     You must be a stockholder of record at the close of business on May 30, 2002, to vote at the Annual Meeting.

     Whether you plan to attend or not, please sign, date and return the enclosed proxy card in the envelope provided or vote by telephone or through the designated internet site. You may also attend and vote at the Annual Meeting.

     The Annual Report for the year ended December 31, 2001, has been mailed to all stockholders under separate cover.

Dated: May 31, 2002

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                   /s/ ROBERT A. WALDMAN

                                                     Robert A. Waldman
                                               Senior Vice President, General
                                                        Counsel and
                                                    Corporate Secretary

                    TRANSCONTINENTAL REALTY INVESTORS, INC.
                                 DALLAS, TEXAS

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 2, 2002

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Transcontinental Realty Investors, Inc. ("TCI") of proxies to be used at the Annual Meeting of Stockholders for consideration of and voting upon (1) the election of four Directors, and (2) the transaction of such other business as may properly come before the meeting or any adjournments thereof.

     The Annual Meeting will be held at 11:00 a.m., Central time, on Tuesday, July 2, 2002, at 1800 Valley View Lane, Suite 300, Dallas, Texas. TCI's financial statements for the year ended December 31, 2001, were audited by BDO Seidman, LLP. A representative from BDO Seidman is expected to be present at the Annual Meeting to respond to appropriate questions, and such representative will have an opportunity to make a statement if such representative desires to do so. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about May 31, 2002.

     The Annual Report for the year ended December 31, 2001, has preceded this Proxy Statement and was previously mailed to all stockholders under separate cover.

STOCKHOLDERS ENTITLED TO VOTE

     Only holders of record of issued and outstanding shares of common stock of TCI (the "Common Stock") at the close of business on May 30, 2002 (the "Record Date"), are entitled to vote at the Annual Meeting and at any adjournments thereof. At the close of business on May 30, 2002, there were 8,042,594 shares outstanding. Each holder is entitled to one vote for each share held on the Record Date.

VOTING OF PROXIES

     When the enclosed proxy is properly executed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions noted thereon. As to the election of the four nominees as Directors (Proposal One), stockholders may choose to vote for all of the nominees or withhold authority for voting for any one or all of the nominees.

     In the absence of other instructions, the shares represented by a properly executed and submitted proxy will be voted in favor of the four nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

VOTE REQUIRED FOR ELECTION OR APPROVAL

     Section 2.07 of the By-laws of TCI provides that the election of any Director requires the affirmative vote of a majority of the votes cast at a meeting of stockholders by holders of shares entitled to vote thereon. Section
2.06 of the By-laws of TCI provides that a majority of the outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any such meeting.

     Abstentions will be included in vote totals and, as such, will have the same effect on each proposal as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.

     As of May 30, 2002, management and affiliates held 5,191,247 shares representing approximately 64.5 percent of the shares outstanding. Such parties intend to vote all of such shares for the election of the Directors.

REVOCATION OF PROXIES

     A proxy is enclosed. Any stockholder who executes and delivers the proxy may revoke the authority granted thereunder at any time prior to its use by giving written notice of such revocation to American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, or by executing and delivering a proxy bearing a later date by mail or through Internet voting. A stockholder may also revoke a proxy by attending and voting at the Annual Meeting. Mere attendance at the meeting is not sufficient to revoke a proxy.

FUTURE PROPOSALS OF STOCKHOLDERS

     Any proposal intended to be presented by a stockholder at the 2003 Annual Meeting of Stockholders of TCI must be received at the principal office of TCI not later than April 1, 2003, in order to be considered for inclusion in TCI's proxy statement and form of proxy (as the case may be) for that meeting.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of four members and all Directors are elected annually. The following persons have been nominated to serve as Directors of TCI: Ted P. Stokely, Henry A. Butler, Earl D. Cecil and Martin L. White.

     Each of the nominees is currently a Director of TCI. Each of the nominees has been nominated by the Board of Directors to serve for an additional term until the next Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a Director if elected. When a proxy is properly executed and returned, the shares represented thereby will be voted in favor of the election of each of the nominees, unless authority to vote for any such nominee is specifically withheld. Cumulative voting for the election of Directors is not permitted. If any nominee is unable to serve or will not serve (an event which is not anticipated), then the person acting pursuant to the authority granted under the proxy will cast votes for such other person(s) as he or she may select in place of such nominee(s).

     The nominees for Directors are listed below, together with their age, terms of service, all positions and offices with TCI or TCI's advisor, Basic Capital Management, Inc. ("BCM"), other principal occupations, business experience and directorships with other companies during the last five years or more. The designation "Affiliated", when used below with respect to a Director, means that the Director is an officer, director or employee of the Advisor or an officer of TCI. The designation "Independent", when used below with respect to a Director, means the Director is neither an officer of TCI nor a director, officer or employee of the Advisor, although TCI may have certain business or professional relationships with such Director as discussed below under "Certain Business Relationships and Related Transactions".

                          NAME, PRINCIPAL OCCUPATIONS,
                     BUSINESS EXPERIENCE AND DIRECTORSHIPS

                                                                                              AGE
                                                                                              ---
TED P. STOKELY:                                Director (Independent) (since April 1990) and  68
                                               Chairman of the Board (since January 1995).
General Manager (since January 1995) of ECF Senior Housing Corporation, a nonprofit corporation;
  General Manager (since January 1993) of Housing Assistance Foundation, Inc., a nonprofit corporation; Part-time unpaid consultant (since January 1993) of Eldercare Housing Foundation, a nonprofit corporation; and Director (since April 1990) and Chairman of the Board (since
  January 1995) of Income Opportunity Realty Investors, Inc. ("IORI").

                                                                                              AGE
                                                                                              ---
HENRY A. BUTLER:                               Director (Affiliated) (since December 2001).   51
Broker -- Land Sales (since 1992) of BCM; Owner/Operator (1989 to 1991) of Butler Interests,
  Inc.; and Director (since December 2001) of IORI.

EARL D. CECIL:                                 Director (Independent) (since March 2002)      72
Financial and business consultant (since January 1994); Division Vice President (February 1987 to
  December 1993) of James Mitchell & Company, a financial services marketing organization;
  Director (since November 2001) of American Realty Investors, Inc. ("ARI"); and Director (since
  March 2002) of IORI.

MARTIN L. WHITE:                               Director (Independent) (since                  61
                                               January 1995).
Chief Executive Officer (since 1995) of Builders Emporium, Inc.; Chairman and Chief Executive
  Officer (since 1993) of North American Trading Company, Ltd.; President and Chief Operating
  Officer (since 1992) of Community Based Developers, Inc.; and Director (since January 1995) of
  IORI.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

BOARD COMMITTEES

     TCI's Board of Directors held 19 meetings during 2001. For such year, no incumbent Director attended fewer than 75 percent of the aggregate of (1) the total number of meetings held by the Board during the period for which he had been a Director and (2) the total number of meetings held by all committees of the Board on which he served during the periods that he served.

     The Board of Directors has an Audit Committee, the function of which is to review TCI's operating and accounting procedures. The Board of Directors does not have Nominating or Compensation Committees.

  Audit Committee

     The Audit Committee meets periodically with the independent auditors and
(1) reviews annual financial statements and the independent auditors' work and report thereon, (2) reviews the independent auditors' report on internal controls and related matters, (3) selects and recommends to the Board of Directors the appointment of the independent auditors, (4) reviews the letter of engagement and statement of fees which pertain to the scope of the annual audit and certain special audit and non-audit work which may be required or suggested by the independent auditors, (5) receives and reviews information pertaining to internal audits, (6) directs and supervises special investigations, and (7) performs any other functions deemed appropriate by the Board of Directors. Members of the Audit Committee are Messrs. Stokely, Cecil and White, each an independent director (as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listed Company Manual.) The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met four times during 2001.

  Audit Committee Report

     The Audit Committee oversees TCI's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Committee reviewed, with the independent auditors, the auditors judgments as to the quality, not just the acceptability, of TCI's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and TCI, including the matters in the written disclosures required by the Independence Standards Board.

     The Committee discussed with TCI's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of TCI's internal controls, and the overall quality of its' financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended, subject to Board approval, the selection of TCI's independent auditors.

                                            AUDIT COMMITTEE

                                            Ted P. Stokely
                                            Earl D. Cecil
                                            Martin L. White

Dated: March 18, 2002

OLIVE LITIGATION

     In February 1990, TCI, together with Continental Mortgage and Equity Trust ("CMET"), IORI and National Income Realty Trust ("NIRT"), three real estate entities with, at the time, the same officers, directors or trustees and advisor as TCI, entered into a settlement (the "Settlement") of a class and derivative action entitled Olive et al. v. National Income Realty Trust et al. relating to the operation and management of each of the entities. On April 23, 1990, the Court granted final approval of the terms of the Settlement. The Settlement was modified in 1994 (the "Modification").

     On January 27, 1997, the parties entered into an Amendment to the Modification, effective January 9, 1997 (the "Olive Amendment"). The Olive Amendment provided for the settlement of additional matters raised by plaintiffs' counsel in 1996. The Court issued an order approving the Olive Amendment on July 3, 1997.

     The Olive Amendment provided that TCI's Board retain a management/compensation consultant or consultants to evaluate the fairness of the BCM advisory contract and any contract of its affiliates with TCI, CMET and IORI, including, but not limited to, the fairness to TCI, CMET and IORI of such contracts relative to other means of administration. In 1998, the Board engaged a management/compensation consultant to perform the evaluation which was completed in September 1998.

     In 1999, plaintiffs' counsel asserted that the Board did not comply with the provision requiring such engagement and requested that the Court exercise its retained jurisdiction to determine whether there was a breach of this provision of the Olive Amendment. In January 2000, after the merger of CMET with TCI, the Board engaged another management/compensation consultant to perform the required evaluation again. This evaluation was completed in April 2000 and was provided to plaintiffs' counsel. The Board believes that any alleged breach of the Olive Amendment has been fully remedied by the Board's engagement of the second consultant. Although several status conferences have been held on this matter, there has been no Court order resolving whether there was any breach of the Olive Amendment.

     In June 2000, plaintiffs' counsel asserted that the loans made by TCI to BCM and American Realty Trust, Inc. breached the provisions of the Modification. The Board believes that the provisions of the Settlement, the Modification and the Olive Amendment terminated on April 28, 1999. However, in September 2000, the Court ruled that certain provisions of the modification continue to be effective after the termination date. This ruling was appealed to the United States Court of Appeals for the Ninth Circuit by TCI and IORI.

     On October 23, 2001, TCI, IORI and ARI jointly announced a preliminary agreement with the plaintiff's legal counsel for complete settlement of all disputes in the lawsuit. In February 2002, the Court granted final approval for the proposed settlement. Under the proposal, the appeal has been dismissed and ARI will acquire all of the outstanding common shares of TCI and IORI not currently owned by ARI for a cash payment or shares of ARI preferred stock. ARI will pay $19.00 cash per IORI share and $17.50 cash per TCI share for the stock held by non-affiliated stockholders. ARI would issue one share of Series H Preferred Stock with a liquidation value of $21.50 per share for each share of IORI common stock for stockholders who elect to receive ARI preferred stock in lieu of cash. ARI would issue one share of Series G Preferred Stock with a liquidation value of $20.00 per share for each share of TCI Common Stock for stockholders who elect to receive ARI preferred stock in lieu of cash. Each share of Series G Preferred Stock will be convertible into 2.5 shares of ARI common stock during a 75-day period that commences fifteen days after the date of the first ARI Form 10-Q filing that occurs after the closing of the merger transaction. Upon the acquisition of the IORI and TCI shares, IORI and TCI would become wholly-owned subsidiaries of ARI. The transaction is subject to the negotiation of a definitive merger agreement and a vote of the shareholders of all three entities. TCI has the same board as IORI and the same advisor as IORI and ARI.

EXECUTIVE OFFICERS

     The following persons currently serve as executive officers of TCI: Mark W. Branigan, Executive Vice President -- Residential; Louis J. Corna, Executive Vice President -- Tax; Ronald E. Kimbrough, Executive Vice President and Chief Financial Officer; and David W. Starowicz, Executive Vice
President -- Commercial Asset Management. Their positions with TCI are not subject to a vote of stockholders. The age, terms of service, all positions and offices with TCI or BCM, other principal occupations, business experience and directorships with other companies during the last five years or more of each executive officer are set forth below.

                                                                                              AGE
                                                                                              ---
MARK W. BRANIGAN:                              Executive Vice President -- Residential        47
                                               (since June 2001), Executive Vice President
                                               and Chief Financial Officer (August 2000 to
                                               June 2001), Vice President -- Director of
                                               Construction (August 1999 to August 2000) and
                                               Executive Vice President -- Residential Asset
                                               Management (January 1992 to October 1997).

Executive Vice President -- Residential (since June 2001), Executive Vice President and Chief
Financial Officer (August 2000 to June 2001), Vice President -- Director of Construction (August
1999 to August 2000) and Executive Vice President -- Residential Asset Management (January 1992
to October 1997) of BCM, IORI and American Realty Trust, Inc. ("ART"); Executive Vice
President -- Residential (since June 2001), Executive Vice President and Chief Financial Officer
(August 2000 to June 2001) and Director (September 2000 to June 2001) of ARI; and real estate consultant (November 1997 to July 1999).

LOUIS J. CORNA:                                Executive Vice President -- Tax (since         54
                                               October 2001), Executive Vice President and
                                               Chief Financial Officer (June 2001 to October
                                               2001) and Senior Vice President -- Tax
                                               (December 2001 to June 2001).

Executive Vice President -- Tax (since October 2001), Executive Vice President and Chief
Financial Officer (June 2001 to October 2001), and Senior Vice President -- Tax (December 2000 to
June 2001) of BCM, ARI and IORI; Private Attorney (January 2000 to December 2000); Vice
President -- Taxes and Assistant Treasurer (March 1998 to January 2000) of IMC Global, Inc.; and
Vice President -- Taxes (July 1991 to February 1998) of Whitman Corporation.

RONALD E. KIMBROUGH:                           Executive Vice President and Chief Financial   49
                                               Officer (since January 2002).

Executive Vice President and Chief Financial Officer (since January 2002) of BCM, ARI and IORI;
Controller (from September 2000 to January 2002) of BCM; Vice President and Treasurer (from
January 1998 to September 2000) of Syntek West, Inc. and One Realco Corporation; and Consultant
(1997).

                                                                                              AGE
                                                                                              ---
DAVID W. STAROWICZ:                            Executive Vice President -- Commercial Asset   46
                                               Management (since April 2002), Executive Vice
                                               President -- Acquisitions, Sales and
                                               Construction (March 2001 to April 2002),
                                               Executive Vice President -- Commercial Asset
                                               Management (September (September 1999 to
                                               March 2001) and Vice President (May 1992 to
                                               September 1999).

Executive Vice President -- Commercial Asset Management (since April 2002), Executive Vice
President -- Acquisitions, Sales and Construction (March 2001 to April 2002), Executive Vice
President -- Commercial Asset Management (September 1999 to March 2001), Vice President (May 1992
to September 1999) and Asset Manager (November 1990 to May 1992) of BCM, ART and IORI; Executive
Vice President -- Commercial Asset Management (since April 2002), Executive Vice
President -- Acquisitions, Sales and Construction (March 2001 to April 2002) and Executive Vice
President -- Commercial Asset Management (August 2000 to March 2001) of ARI.

OFFICERS

     Although not an executive officer of TCI, Robert A. Waldman currently serves as Senior Vice President, Secretary and General Counsel. His position with TCI is not subject to a vote of stockholders. His age, term of service, all positions and offices with TCI or BCM, other principal occupations, business experience and directorships with other companies during the last five years or more is set forth below.

                                                                                              AGE
                                                                                              ---
ROBERT A. WALDMAN:                             Senior Vice President and General Counsel      49
                                               (since January 1995), Vice President
                                               (December 1990 to January 1995) and Secretary
                                               (December 1993 to February 1997 and since
                                               June 1999).

Senior Vice President and General Counsel (since January 1995), Vice President (December 1990 to
January 1995) and Secretary (December 1993 to February 1997 and since June 1999) of IORI; Senior
Vice President and General Counsel (since January 1995), Vice President (January 1993 to January
1995) and Secretary (since December 1989) of ART; Senior Vice President and General Counsel
(since November 1994), Vice President and Corporate Counsel (November 1989 to November 1994) and
Secretary (since November 1989) of BCM; and Senior Vice President, Secretary and General Counsel
(since August 2000) of ARI.

     In addition to the foregoing officers, TCI has several vice presidents and assistant secretaries who are not listed herein.

COMPLIANCE WITH SECTION 16 (a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, TCI's Directors, executive officers, and any persons holding more than 10 percent of TCI Common Stock are required to report their ownership of TCI's shares and any changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established and TCI is required to report any failure to file by these dates during 2001. All of these filing requirements were satisfied by its Directors and executive officers and 10 percent holders. In making these statements, TCI has relied on the written representations of its incumbent Directors and executive officers and its 10 percent holders and copies of the reports that they have filed with the Commission.

THE ADVISOR

     Although the Board of Directors is directly responsible for managing the affairs of TCI and for setting the policies which guide it, the day-to-day operations are performed by BCM under the supervision of the Board. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities and financing and refinancing sources. BCM also serves as a consultant to the Board in connection with the business plan and investment decisions made by the Board.

     BCM has served as TCI's advisor since March 1989. BCM is a company of which Messrs. Branigan, Corna, Kimbrough and Starowicz serve as executive officers. BCM is owned by a trust for the benefit of the children of Gene E. Phillips. Mr. Phillips serves as a representative of his children's trust which owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to its performance of advisory services to TCI.

     Under the Advisory Agreement, BCM is required to formulate and submit annually for Board approval a budget and business plan containing a 12 month forecast of operations and cash flow, a general plan for asset sales or purchases, lending, foreclosure and borrowing activity, and other investments, and BCM is required to report quarterly to the Board on TCI's performance against the business plan. In addition, all transactions require prior Board approval unless they are explicitly provided for in the approved business plan or are made pursuant to authority expressly delegated to BCM by the Board.

     The Advisory Agreement also requires prior Board approval for the retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreement provides that BCM shall be deemed to be in a fiduciary relationship to the stockholders, contains a broad standard governing BCM's liability for losses by TCI; and contains guidelines for BCM's allocation of investment opportunities as among itself, TCI and other entities it advises.

     The Advisory Agreement provides for BCM to be responsible for the day-to-day operations of TCI and to receive an advisory fee comprised of a gross asset fee of .0625 percent per month (.75 percent per annum) of the average of the gross asset value (total assets less allowance for amortization, depreciation or depletion and valuation reserves) and an annual net income fee equal to 7.5 percent per annum of TCI's net income.

     The Advisory Agreement also provides for BCM to receive an annual incentive sales fee equal to 10 percent of the amount, if any, by which the aggregate sales consideration for all real estate sold by TCI during such fiscal year exceeds the sum of: (1) the cost of each such property as originally recorded in TCI's books for tax purposes (without deduction for depreciation, amortization or reserve for losses), (2) capital improvements made to such assets during the period owned by TCI and (3) all closing costs, (including real estate commissions) incurred in the sale of such real estate provided. However, no incentive fee shall be paid unless (a) such real estate sold in such fiscal year, in the aggregate, has produced an 8 percent simple annual return on the net investment including capital improvements, calculated over the holding period before depreciation and inclusive of operating income and sales consideration and (b) the aggregate net operating income from all real estate owned for each of the prior and current fiscal years shall be at least 5 percent higher in the current fiscal year than in the prior fiscal year.

     Additionally, under the Advisory Agreement, BCM or an affiliate of BCM is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate equal to the lesser of (1) up to 1 percent of the cost of acquisition, inclusive of commissions, if any, paid to nonaffiliated brokers or (2) the compensation customarily charged in arm's-length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property; provided that the aggregate purchase price of each property (including acquisition commissions and all real estate brokerage fees) may not exceed such property's appraised value at acquisition.

     The Advisory Agreement requires BCM or any affiliate of BCM to pay TCI one-half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by TCI. However, the compensation retained by BCM or any affiliate of BCM shall not exceed the lesser of (1) 2 percent of the amount of the loan committed or (2) a loan brokerage and commitment fee which is reasonable and fair under the circumstances.

     The Advisory Agreement also provides that BCM or an affiliate of BCM is to receive a mortgage or loan acquisition fee with respect to the acquisition or purchase of any existing mortgage loan by TCI equal to the lesser of (1) 1 percent of the amount of the loan purchased or (2) a loan brokerage or commitment fee which is reasonable and fair under the circumstances. Such fee will not be paid in connection with the origination or funding of any mortgage loan by TCI.

     Under the Advisory Agreement, BCM or an affiliate of BCM is also to receive a mortgage brokerage and equity refinancing fee for obtaining loans or refinancing on properties equal to the lesser of (1) 1 percent of the amount of the loan or the amount refinanced or (2) a brokerage or refinancing fee which is reasonable and fair under the circumstances, provided that no such fee shall be paid on loans from BCM or an affiliate of BCM without the approval of TCI's Board of Directors. No fee shall be paid on loan extensions.

     Under the Advisory Agreement, BCM receives reimbursement of certain expenses incurred by it in the performance of advisory services.

     Under the Advisory Agreement, all or a portion of the annual advisory fee must be refunded by the Advisor if the operating expenses of TCI (as defined in the Advisory Agreement) exceed certain limits specified in the Advisory Agreement based on the book value, net asset value and net income of TCI during the fiscal year. No refund of the annual advisory fee was required for 2001.

     Additionally, if management were to request that BCM render services to TCI other than those required by the Advisory Agreement, BCM or an affiliate of BCM is separately compensated for such additional services on terms to be agreed upon from time to time. TCI has hired Triad Realty Services, Ltd. ("Triad"), an affiliate of BCM, to perform property management for TCI's properties. Also, TCI has engaged, on a non-exclusive basis, Regis Realty, Inc. ("Regis"), a related party, to perform brokerage services for TCI. BCM may only assign the Advisory Agreement with the prior consent of TCI.

     The directors and principal officers of BCM are set forth below.

MICKEY N. PHILLIPS.......................   Director
RYAN T. PHILLIPS.........................   Director
MARK W. BRANIGAN.........................   Executive Vice President -- Residential
LOUIS J. CORNA...........................   Executive Vice President -- Tax
RONALD E. KIMBROUGH......................   Executive Vice President and Chief
                                            Financial Officer
DAVID W. STAROWICZ.......................   Executive Vice President -- Commercial
                                            Asset Management
DAN S. ALLRED............................   Senior Vice President -- Land Development
MICHAEL A. BOGEL.........................   Senior Vice President -- Project Manager
ROBERT A. WALDMAN........................   Senior Vice President, Secretary and
                                            General Counsel

     Mickey N. Phillips is Gene E. Phillips' brother, and Ryan T. Phillips is Gene E. Phillips' son. Gene E. Phillips serves as a representative of the trust established for the benefit of his children which owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to its performance of advisory services for TCI.

PROPERTY MANAGEMENT

     Since February 1, 1990, affiliates of BCM have provided property management services. Currently, Triad provides such property management services for a fee of 5 percent or less of the monthly gross rents collected on the residential properties under its management and 3 percent or less of the monthly gross rents collected on the commercial properties under its management. Triad subcontracts with other entities for the provision of the property-level management services to TCI at various rates. The general partner of Triad is BCM. Triad subcontracts the property-level management and leasing of 51 of TCI's commercial properties, its four hotels and the commercial property owned by a real estate partnership in which TCI and IORI are partners to Regis, a related party. Regis is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Triad.

REAL ESTATE BROKERAGE

     Regis also provides services to TCI on a non-exclusive basis. Regis is entitled to receive a real estate commission for property purchases and sales in accordance with the following sliding scale of total fees to be paid: (1) maximum fee of 4.5 percent on the first $2.0 million of any purchase or sale transaction of which no more than 3.5 percent would be paid to Regis or affiliates; (2) maximum fee of 3.5 percent on transaction amounts between $2.0 million to $5.0 million of which no more than 3 percent would be paid to Regis or affiliates; (3) maximum fee of 2.5 percent on transaction amounts between $5.0 million to $10.0 million of which no more than 2 percent would be paid to Regis or affiliates; and (4) maximum fee of 2 percent on transaction amounts in excess of $10.0 million of which no more than 1.5 percent would be paid to Regis or affiliates.

EXECUTIVE COMPENSATION

     TCI has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of TCI, who are also officers or employees of BCM, TCI's advisor, are compensated by BCM. Such executive officers perform a variety of services for BCM and the amount of their compensation is determined solely by BCM. BCM does not allocate the cash compensation of its officers among the various entities for which it serves as advisor.

     The only remuneration paid by TCI is to the Directors who are not officers or directors of BCM or its affiliated companies. The Independent Directors (1) review the business Plan of TCI to determine that it is in the best interest of stockholders, (2) review the advisory contract, (3) supervise the performance of the advisor and review the reasonableness of the compensation to the advisor in terms of the nature and quality of services performed, (4) review the reasonableness of the total fees and expenses of TCI and (5) select, when necessary, a qualified independent real estate appraiser to appraise properties acquired.

     Each Independent Director receives compensation in the amount of $30,000 per year, plus reimbursement for expenses. The Chairman of the Board receives an additional fee of $3,000 per year. In addition, each Independent Director receives an additional fee of $1,000 per day for any special services rendered by him to TCI outside of his ordinary duties as Director, plus reimbursement of expenses. Each Independent Director that serves as a member of the Audit Committee receives $250 for each Audit Committee meeting attended.

     During 2001, $145,250 was paid to the Independent Directors in total Directors' fees for all services, including the annual fee for service, during the period January 1, 2001, through December 31, 2001, and 2001 special service fees as follows: R. Douglas Leonhard, $33,250; Murray Shaw, $15,000; Ted P. Stokely, $34,500; Martin L. White, $32,000; and Edward G. Zampa, $30,500.

DIRECTORS STOCK OPTION PLAN

     TCI has established a Director's Stock Option Plan ("Director's Plan") for the purpose of attracting and retaining Directors who are not officers or employees of TCI or BCM. The Director's Plan provides for the grant of options that are exercisable at fair market value of TCI's Common Stock on the date of grant. The Director's Plan was approved by stockholders at their annual meeting on October 10, 2000, following which each then-serving Independent Director was granted options to purchase 5,000 shares of Common Stock of TCI. On January 1 of each year, each Independent Director will receive options to purchase 5,000 shares of Common Stock. The options are immediately exercisable and expire on the earlier of the first anniversary of the date on which a Director ceases to be a Director or 10 years from the date of grant.

     As of March 1, 2002, TCI had 140,000 shares of Common Stock reserved for issuance under the Director's Stock Option Plan of which options for 30,000 shares were outstanding. See "Security Ownership of Management" herein for information on the options held by Directors.

2000 STOCK OPTION PLAN

     TCI has established the 2000 Stock Option Plan ("2000 Plan") as an incentive for and as a means of encouraging ownership of TCI Common Stock by the officers of TCI and employees of BCM or its affiliates. The 2000 Plan is administered by the Stock Option Committee, which currently consists of three Independent Directors. The exercise price per share of an option will not be less than 100 percent of the fair market value per share on the date of grant. TCI receives no consideration for the grant of an option.

     As of March 1, 2002, TCI had 300,000 shares of Common Stock reserved for issuance under the 2000 Plan. However, no options had been granted at that time.

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return on TCI Common Stock with the Dow Jones Equity Market Index ("DJ Equity Index") and the Dow Jones Real Estate Investment Index ("DJ Real Estate Index"). The comparison assumes that $100 was invested on December 31, 1996, in TCI's Common Stock and in each of the indices and further assumes the reinvestment of all distributions. Past performance is not necessarily an indicator of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                              [PERFORMANCE GRAPH]

                                        1996     1997     1998     1999     2000     2001
                                       ------   ------   ------   ------   ------   ------
TCI..................................  100.00   158.83   131.83   136.40   100.50   181.76
DJ Equity Index......................  100.00   131.82   164.63   202.05   183.32   161.47
DJ Real Estate Index.................  100.00   118.08    93.15    88.20   112.47   125.74

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Security Ownership of Certain Beneficial Owners. The following table sets forth the ownership of TCI Common Stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by TCI to be beneficial owners of more than 5 percent of the outstanding shares of Common Stock as of the close of business on May 30, 2002.

                                                          AMOUNT AND NATURE OF   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP    CLASS(1)
------------------------------------                      --------------------   ----------
EQK Holdings, Inc.(2)...................................       3,994,300(2)         49.7%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234
Basic Capital Management, Inc...........................       1,166,947            14.5%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234

---------------

(1) Percentage is based upon 8,042,594 shares of Common Stock outstanding at May 30, 2002.

(2) EQK Holdings, Inc. ("EQK") is a wholly-owned subsidiary of ARI.

     Security Ownership of Management. The following table sets forth the ownership of TCI Common Stock, both beneficially and of record, both individually and in the aggregate for the Directors and executive officers of TCI as of the close of business on May 30, 2002.

                                                              AMOUNT AND
                                                               NATURE OF
                                                              BENEFICIAL    PERCENT OF
NAME OF BENEFICIAL OWNER                                       OWNERSHIP     CLASS(1)
------------------------                                      -----------   ----------
Ted P. Stokely..............................................       15,000(2)       *
Martin L. White.............................................       15,000(2)       *
All Directors and Executive Officers as a group (8
  individuals)..............................................    5,191,247(3)    64.5%

---------------

 *  Less than 1%

(1) Percentage is based upon 8,042,594 shares of Common Stock outstanding at May 30, 2002.

(2) Each of Messrs. Stokely and White have options to purchase 15,000 shares which are exercisable as of May 30, 2002, or within 60 days thereafter.

(3) Includes 26,475 shares owned by Syntek Asset Management, L.P. ("SAMLP"), 1,166,947 shares owned by BCM, and 3,994,300 shares owned by EQK, of which the executive officers of TCI may be deemed to be beneficial owners by virtue of their positions as executive officers or directors of BCM, ARI, EQK and the general partner of SAMLP. The executive officers of TCI disclaim beneficial ownership of such shares.

     The Board of Directors has approved the repurchase of a total of 1.4 million shares of TCI's Common Stock. Through December 31, 2001, a total of 409,765 shares had been repurchased at a cost of $3.3 million. No shares were repurchased in 2001. In September 2001, the Board approved a private block purchase of 593,200 shares of Common Stock for a total cost of $9.5 million.

CERTAIN BUSINESS RELATIONSHIPS

     In February 1989, the Board of Directors voted to retain BCM as TCI's advisor. BCM is a corporation of which Messrs. Branigan, Corna, Kimbrough and Starowicz serve as executive officers. BCM is owned by a trust for the benefit of the children of Gene E. Phillips. Mr. Phillips serves as a representative of his children's trust which owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to BCM's performance of advisory services to TCI.

     Since February 1, 1990, affiliates of BCM have provided property management services to TCI. Currently, Triad provides such property management services. The general partner of Triad is BCM. Triad subcontracts the property-level management and leasing of 51 of TCI's commercial properties, its four hotels and the commercial properties owned by a real estate partnership in which TCI and IORI are partners to Regis, a related party.

     Regis also provides real estate brokerage services for TCI, on a non-exclusive basis, and receives brokerage commissions in accordance with the brokerage agreement.

     The Directors and officers of TCI also serve as directors and officers of IORI. The Directors owe fiduciary duties to IORI, as well as to TCI under applicable law. IORI has the same relationship with BCM as TCI. As of May 30, 2002, TCI owned approximately 24.0 percent of the outstanding common shares of IORI. BCM serves as advisor to ARI. In addition, Messrs. Branigan, Corna, Kimbrough and Starowicz are executive officers of ARI.

RELATED PARTY TRANSACTIONS

     Historically, TCI has engaged in and may continue to engage in business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to TCI as could have been obtained from unrelated third parties.

     In 2001, TCI received $120,000 in rent from BCM for BCM's lease at Addison Hangar.

     In May 2001, TCI exchanged with ARI the 168 unit Glenwood Apartments for two parcels of land; the 10.5 acre Limestone Ranch land parcel in Lewisville, Texas, and the 8.88 acre Mira Lago land parcel in Farmers Branch, Texas. ARI received net cash of $3.4 million on the subsequent sale of the apartments.

     In December 2001, TCI purchased 100 percent of the outstanding common stock of National Melrose, Inc., a wholly-owned subsidiary of ARI, for $2.0 million in cash.

     In January 2002, TCI purchased 100 percent of the outstanding common stock of ART Two Hickory Corporation, a wholly-owned subsidiary of ARI, for $4.4 million in cash.

     In February 2002, TCI sold a $2.0 million senior participation interest in a loan to IORI.

     In March 2002, TCI paid $600,000 cash and exchanged with ARI the 80,278 sq. ft. Plaza at Bachman Creek Shopping Center in Dallas, Texas, for the 24.5 acre Rasor land parcel in Plano, Texas; the 16.89 acre Lakeshore Villas land parcel in Humble, Texas; and the 45,623 sq. ft. Oak Tree Village Shopping Center in Lubbock, Texas. ARI received net cash of $4.4 million on the subsequent financing of the shopping center.

     In 2001, TCI paid BCM, its affiliates and related parties $10.8 million in advisory, incentive and net income fees; $45,000 in mortgage brokerage and equity refinancing fees; $2.4 million in property acquisition fees; $3.8 million in real estate brokerage commissions and $2.6 million in property and construction management fees and leasing commissions, net of property management fees paid to subcontractors, other than affiliates of BCM. In addition, as provided in the Advisory Agreement, BCM received cost reimbursements of $2.6 million.

     In addition, from time-to-time, TCI and its affiliates have made advances to each other that generally have not had specific repayment terms and were reflected in TCI's financial statements as other assets or other liabilities. At December 31, 2001, TCI had receivables of $11.6 million, $1.9 million and $608,000 from BCM, GS Realty, and ARI, respectively. Also at December 31, 2001, TCI owed $1.0 million and $39,000 to GS Realty and BCM, respectively. In January 2002, TCI paid the $1.0 million due to GS Realty and in March 2002, TCI paid the $39,000 to BCM.

     TCI is a partner with IORI in the Tri-City Limited Partnership, Nakash Income Associates and TCI Eton Square, L.P. TCI owns 345,728 shares of IORI common stock, an approximate 24.0 percent interest.

     At December 31, 2001, TCI owned 746,972 shares of ARI common stock which were primarily purchased in open market transactions in 1990 and 1991 at a total cost of $1.6 million. The officers of TCI also serve as officers of ARI. BCM also serves as advisor to ARI and at March 4, 2002, ARI owned approximately

50.0 percent of TCI's outstanding Common Stock. At December 31, 2001, the market value of the ARI common shares was $7.4 million.

     Restrictions on Related Party Transactions. Article FOURTEENTH of TCI's Articles of Incorporation provides that TCI shall not, directly or indirectly, contract or engage in any transaction with (1) any director, officer or employee of TCI, (2) any director, officer or employee of the advisor, (3) the advisor or
(4) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the aforementioned persons, unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Board of Directors or the appropriate committee thereof and (b) the Board of Directors or committee thereof determines that such contract or transaction is fair to TCI and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of independent directors of TCI entitled to vote thereon.

     Article FOURTEENTH defines an "independent director" as one who is neither an officer or employee of TCI nor a director, officer or employee of TCI's advisor, BCM.

                         SELECTION OF AUDITORS FOR 2002

     The Board of Directors has selected BDO Seidman, LLP as the auditors for TCI for the 2002 fiscal year. TCI's auditors for the 2001 fiscal year were BDO Seidman, LLP. A representative of BDO Seidman is expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

AUDIT FEES

     Fees paid to BDO Seidman, LLP, for the last audit of annual financial statements and reviews of financial statements included in TCI's Forms 10-Q during 2001 were $225,750.

ALL OTHER FEES

     All other fees paid to BDO Seidman, LLP, were $293,027 and related to tax preparation services. The Audit Committee has considered whether the provision of these services is compatible with maintaining BDO Seidman, LLP's independence.

                                 OTHER MATTERS

     Management knows of no other matters that may properly be, or that are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                              FINANCIAL STATEMENTS

     The audited financial statements of TCI, in comparative form for the years ended December 31, 2001, 2000 and 1999, are contained in the 2001 Annual Report to Stockholders. However, such report and the financial statements contained therein are not to be considered part of this solicitation.

                            SOLICITATION OF PROXIES

     THIS PROXY STATEMENT IS FURNISHED TO STOCKHOLDERS TO SOLICIT PROXIES ON BEHALF OF THE DIRECTORS OF TCI. The cost of soliciting proxies will be borne by TCI. Directors and officers of TCI may, without additional compensation, solicit by mail, in person or by telecommunication. In addition, TCI has retained Georgeson Shareholder Communications, Inc. ("GSC") to assist in the solicitation of proxies. An agreement with GSC provides that it will distribute materials relating to the solicitation of proxies, contact stockholders to confirm receipt of materials and answer questions relating thereto. GSC is to be paid a base fee of $7,500 plus out-of-pocket expenses and is to be indemnified against certain liability incurred as a result of the provision of such services.

                             ---------------------

     COPIES OF TCI'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO TRANSCONTINENTAL REALTY INVESTORS, INC., 1800 VALLEY VIEW LANE, SUITE 300, DALLAS, TEXAS 75234,
ATTENTION: DIRECTOR OF INVESTOR RELATIONS.

                                             By Order of the Board of Directors

                                                  /s/ RONALD E. KIMBROUGH

                                                    Ronald E. Kimbrough
                                                Executive Vice President and
                                                  Chief Financial Officer

     THE BOARD OF DIRECTORS OF TCI RECOMMENDS THAT YOU VOTE FOR THE FOUR NOMINEES ON THE ENCLOSED PROXY. REGARDLESS OF HOW YOU WISH TO VOTE YOUR SHARES, YOUR BOARD OF DIRECTORS URGES YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY OR VOTE BY TELEPHONE OR THROUGH THE DESIGNATED INTERNET SITE.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JULY 2, 2002
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                     TRANSCONTINENTAL REALTY INVESTORS, INC.

         The undersigned hereby appoints RONALD E. KIMBROUGH and ROBERT A. WALDMAN, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to be at the Annual Meeting of Stockholders of TRANSCONTINENTAL REALTY INVESTORS, INC., to be held on Tuesday, July 2, 2002 at 11:00 a.m., or at any adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.       ELECTION OF DIRECTORS:

                                 Ted P. Stokely
                                 Henry A. Butler
                                  Earl D. Cecil
                                 Martin L. White

                  FOR all nominees               WITHHOLD AUTHORITY TO
                  (except as marked to the       vote for all nominees
                  contrary below)                listed below
                                   [ ]                         [ ]

                  Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space below. When a proxy card is properly executed and returned, the Shares represented thereby will be voted in favor of the election for each of the nominees, unless authority to vote for any such nominee is specifically withheld. There will be no cumulative voting for the election of Directors. If any nominee is unable to serve or will not serve (an event which is not anticipated), then the person acting pursuant to the authority granted under the proxy will cast votes for the remaining nominees and, unless the Board of Directors takes action to reduce the number of Directors, for such other persons(s) as he or she may select in place of such nominees.

                  -------------------------------------------------------------

2.       OTHER BUSINESS:

         I AUTHORIZE the aforementioned
         proxies in their discretion

         FOR             AGAINST             ABSTAIN
              [ ]                [ ]                   [ ]

         to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

THE BOARD OF DIRECTORS OF TRANSCONTINENTAL REALTY INVESTORS, INC.
RECOMMENDS A VOTE FOR THE FOUR NOMINEES.

YOUR PROXY IS IMPORTANT. PLEASE INDICATE YOUR SUPPORT FOR THE BOARD OF DIRECTORS BY MARKING THE BOXES FOR ELECTION OF THE FOUR DIRECTORS. PLEASE SIGN, DATE AND MAIL THIS CARD TODAY IN THE ENCLOSED ENVELOPE.
IF NOT OTHERWISE MARKED ABOVE, YOUR PROXY WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES. THIS PROXY REVOKES ALL PREVIOUS PROXIES.

            (continued and to be signed and dated on the other side)

                PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY

                                    [reverse]

                           (continued from other side)

                           Dated:               , 2002
                                 ---------------

                           x
                            ---------------------------
                            Signature

                           x
                            ---------------------------
                            Signature (if held jointly)

                           x
                            ---------------------------
                            Title

                  Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing for corporation, please sign full corporate name by an authorized officer. When signing for a partnership, please sign partnership name by an authorized person. If shares are held in more than one capacity, this proxy shall be deemed valid for all shares held in all capacities.